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                                                                       EXHIBIT 5

                                       AVNET

DAVID R. BIRK
Senior Vice President,
Secretary and General Counsel

                                                       February 3, 2003

Board of Directors
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034

         Re:      9 3/4% Notes due February 15, 2008
                  Registration Statement on Form S-3
                  Registration No. 333-39530

Ladies and Gentlemen:

         I refer to the above-referenced Registration Statement on Form S-3 (the "Registration Statement") filed by Avnet, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $1,500,000,000 in gross proceeds to the Company of various securities to be issued from time to time in one or more public offerings.

         It is proposed that $475,000,000 aggregate principal amount of Debt Securities will be issued as 9 3/4% Notes due February 15, 2008 of the Company (the "Notes"), under the terms of the Indenture listed as Exhibit 4.1 to this Current Report on Form 8-K (the "Indenture") and will be sold pursuant to the terms of the Pricing Agreement included in Exhibit 4.2 to this Current Report on Form 8-K (the "Pricing Agreement").

         I have examined the Indenture, the Pricing Agreement and resolutions adopted by the Board of Directors of the Company, its duly appointed committees and the Chief Financial Officer of the Company relating to the authorization of the issuance and sale of the Debt Securities in general and the Notes in particular. I have also examined and am familiar with originals, or copies the authenticity of which has been established to my satisfaction, of such other documents and instruments as I have deemed necessary to express the opinions hereinafter set forth. Based upon the foregoing, it is my opinion that the Notes, when issued or delivered in the manner provided for in the Pricing Agreement, will be legally issued and the binding obligations of the Company under the laws of the State of New York, which laws govern the Indenture.

              AVNET, INC. 2211 South 47th Street, Phoenix, AZ 85034
               T.480-643-7763 F.480-643-7929 david.birk@avnet.com

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         I consent to the use of this opinion as Exhibit 5 to the Registration
Statement and to the reference to me under the caption "Legal Matters" in the prospectus supplement dated January 31, 2003, constituting Part I thereof.

                                                     Very truly yours,

                                                     /s/ David R. Birk

                                                     David R. Birk
                                                     General Counsel